                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. _____)*

                            TEMPLATE SOFTWARE, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                  879788 10 7
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 879788107                   13G                PAGE 1 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      E. LINWOOD PEARCE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      NOT APPLICABLE                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            387,144; SEE ITEM 4

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             387,144; SEE ITEM 4

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      396,144; SEE ITEM 4

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        [x]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      APPROXIMATELY 7.8%; SEE ITEM 4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 879788107                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

Item 1(a) Name of Issuer:

          Template Software, Inc. (Nasdaq: TMPL)

Item 1(b) Address of Issuer's Principal Executive Offices:

          45365 Vintage Park Plaza, Dulles, Virginia 20166

Item 2(a) Name of Person(s) Filing:

          E. Linwood Pearce

Item 2(b) Address of Principal Business Office:

          45365 Vintage Park Plaza,
          Dulles, Virginia 20166

Item 2(c) Citizenship:

          United States

Item 2(d) Title of Class of Securities:

          Common Stock, $.01 par value per share

Item 2(e) CUSIP Number:

          879788 10 7

Item 3    The person(s) filing is(are):

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act.

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (g)  [_]  Parent Holding Company in accordance with
                    Section 240.13d-1(b)(1)(ii)(G).

-----------------------                                  ---------------------
  CUSIP NO. 879788107                   13G                PAGE 3 OF 4 PAGES
-----------------------                                  ---------------------

Item 4    Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a) Amount Beneficially Owned:

              396,144 (Includes 349,680 vested options and 9,000 shares held by Mr. Pearce's children. Mr. Pearce disclaims beneficial ownership of the shares held by his children.)

          (b) Percent of Class:

              Approximately 7.8%

          (c) Number of shares as to which such person has:


          (i)      sole power to vote or to direct the vote                 387,144
          (ii)     shared power to vote or to direct the vote                     0
          (iii)    sole power to dispose or to direct the disposition of    387,144
          (iv)     shared power to dispose or to direct the disposition of        0

Item 5    Ownership of 5% or Less of a Class:

          Not Applicable

Item 6    Ownership of More than 5% on Behalf of Another Person:

          Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8    Identification and Classification of Members of the Group:  N/A

          Not Applicable

-----------------------                                  ---------------------
  CUSIP NO. 879788107                   13G                PAGE 4 OF 4 PAGES
-----------------------                                  ---------------------

Item 9    Notice of Dissolution of the Group:

          Not Applicable

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

          Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             2/12/98
             -----------------------------------------
             Date

             /s/ E. Linwood Pearce
             -----------------------------------------
             Signature

             E. Linwood Pearce/Chief Executive Officer
             -----------------------------------------
             Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE:  Six copies of this statement, including all exhibits, should be filed
----
with the Commission.
     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).